Exhibit 10-11

Exhibit 1.06(a)(vi)(A)
 CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this "Agreement") is made effective the 15th day of January, 2001, by and between DARIUS MARKETING INC. (hereinafter referred to as the "Company"), and ROBERT O. YOUNG ("Robert") and SHELLEY R. YOUNG ("Shelley"; Robert and Shelley shall hereinafter be referred to collectively as the "Consultants").

EXPLANATORY STATEMENT

The Company has purchased the business and certain of the assets of HIKARI HOLDINGS, LC. and INNERLIGHT INTERNATIONAL, INC. (the "Sellers") under that certain Asset Purchase Agreement dated January 15, 2001, by and among various parties including the Company and the Consultants (the "Acquisition Agreement").

For many years, the Consultants have been key employees and principal owners of the Sellers, and possess valuable knowledge, expertise and experience in the business of developing, marketing and selling nutritional supplements, dietary supplements and related products (the "Products" as defined below in Section 3.3); such Products are distributed for sale through independent representatives nationally and internationally (collectively, the "Business"). The Company believes that the Consultants' knowledge, expertise and experience would benefit the Company, and the Company desires to retain the Consultants to perform certain consulting services for the Company. The Company further desires to insure that the Consultants do not compete with the Company, and its affiliates, except as expressly permitted hereby.

NOW, THEREFORE, in consideration of their mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective seals herein below, the parties agree as follows:

           1.        Consulting Services.

                      1.1.    Duties; Services. The Consultants agree that, for a period of two (2) years beginning on the date of this Agreement (which then shall renew automatically from year to year unless sooner terminated by the Company in accordance with the terms of this Agreement):

                                1.1.1. The Consultants will perform certain consulting services for the Company, and will be reasonably available for approximately ten (10) hours per month and at ten (10) events per year to advise, counsel and inform designated officers and employees of the Company about the industry, business, customers, budgeting, expenses, marketing and other aspects of or concerning the Company's business about which the Consultants have knowledge or expertise.

                                1.1.2. The Consultants shall serve as independent representatives of the Company and shall assist and advise the Company in developing new representatives, Company products and/or services and implementing Company programs. During the term of the consulting engagement under this Agreement, the Consultants shall use the best efforts of the Consultants to further the network marketing operations of the Company and the Consultants shall be available, at such times and places for approximately ten (10) hours per month and at ten (10) events per year, as reasonably requested by the Company and agreed to by the Consultants to meet with, assist, advise and otherwise work with and for the Company and its responsible personnel with regard to: (i) advice on the proper and efficient conduct of the business of the Company and utilization of employees of the Company; (ii) future business activities of the Company as to which the Consultants may have or acquire knowledge; (iii) customer relationships and activities; and (iv) the development of business opportunities and any other matters which the parties may hereafter reasonably agree upon. It is specifically understood that the Consultants have complete discretion and control as to how their duties under this Agreement shall be discharged. The Consultants shall generally be under the supervision of and shall report to the President and Chief Executive Officer of the Company and of Darius International Inc.

                      1.2. Independent Contractors. The Consultants shall render services to the Company as independent contractors, and not as employees. The Consultants, rather than the Company, shall have ultimate control over the scope and details of the Consultants' activities pursuant to this Agreement; however, all services rendered by the Consultants on behalf of the Company shall be performed to the best of the Consultants' ability. As independent contractors:

                                1.2.1. The Consultants shall be responsible and liable for the payment of any and all federal, state and local taxes payable by reason of the Consultants' receipt of compensation under this Agreement and for any and all taxes, contributions or other sums payable for unemployment compensation insurance and old age retirement benefits. The Consultants agree to indemnify and hold harmless the Company from and against any and all liabilities, obligations, costs and expenses, including attorney's fees, resulting from any claim asserted against the Company with respect to the withholding, reporting or payment of employment or income taxes in connection with compensation or amounts payable to the Consultants under this Agreement.

                                1.2.2. The Consultants shall not be entitled to participate in or receive any fringe or retirement benefits, including medical, dental, life insurance, disability insurance or retirement benefits, which the Company or its Affiliates (defined below) may provide to its employees from time to time.

                                1.2.3. The Consultants shall be responsible for providing worker's compensation and liability insurance coverage for the Consultants and any agents or employees he or she retains and shall be responsible for any and all claims, damages and suits resulting from the negligence or improper performance of obligations by the Consultants or any agents or employees of the Consultants.

                                1.2.4. The Consultants shall have' no right or authority at any time to make any contract or binding promise of any nature on behalf of the Company, either oral or written, without the express written consent of an authorized representative of the Company.

                      1.3. Termination. The Consultants' engagement hereunder may be terminated immediately by the Company for Cause upon written notice to the Consultants. The term "for Cause" for the purposes of this Agreement shall mean any (a) breach or violation of the terms and conditions of this Agreement by the Consultants; (b) willful disregard of or failure to perform duties or obligations under this Agreement; (c) habitual absence from engagement hereunder except that caused by sickness; (d) drunkenness or drug abuse; (e) dishonesty; (0 selling, passing, or otherwise using without permission any confidential information of the Company; (g) action or engagement in competition of the Company; or (g) a Consultant's physical or mental injury, illness, disability, or incapacity, such that the Consultant is unable to render the consulting services provided for in this Agreement for a consecutive period of ninety (90) days.

           2.        Non-Competition and Confidentiality Covenants.

                      2.1. The Consultants shall not, for so long as the Company pays the Consultants a monthly payment pursuant to the terms of this Agreement (reduced, as applicable, subject to Section 3.6) (the "Non-Competition Period"), without the Company's prior and specific written consent, engage in any of the following activities:

                                2.1.1. Directly or indirectly, anywhere in the world, as a principal, partner, shareholder, agent, director, employee, consultant, or in any other capacity whatsoever, engage, participate, invest or become interested in, affiliated or connected with, render services to, or, in exchange for any compensation or remuneration, direct or indirect, furnish any aid, assistance or advice to any person, corporation, firm or other organization engaged in, a business that is competitive with the Business that is conducted by the Company, or by any Affiliate, as defined in Section 2.3, as of the date hereof or to be conducted by the Company, or by any Affiliate, immediately after the date hereof with the assets acquired pursuant to the Acquisition Agreement.

                                2.1.2. Directly or indirectly, as a principal, partner, shareholder, agent, director, employee, consultant, or in any other capacity whatsoever, employ, retain, or enter into any employment, agency, consulting or other similar arrangement with, any person who, within the twelve-month period prior to such employment, retention or arrangement, was an employee of the Company, or of any Affiliate, or, induce or attempt to induce any employee of the Company, or of any Affiliate, to terminate his employment with the Company, or with any Affiliate.

                      2.2. The Consultants acknowledge that it is the policy of the Company to maintain as secret and confidential all Confidential Information as hereinafter defined.

                                2.2.1. "Confidential Information" shall mean any information, not generally known in the Company's industry, which information was either sold by the Consultants or the Sellers to the Company or acquired by Consultants from the Company, and which gives the Company a competitive advantage in the industry, heretofore or hereafter acquired, discovered, developed, conceived, originated, used or prepared by the Company or by an employee of the Company as the result of employment with the Company and which falls within the following categories:

                                           (a) Information relating to trade secrets of the Company or any supplier, customer, distributor, independent representative or consultant of the Company;

                                           (b) Information relating to existing or contemplated products of the Company, services, technology, designs, processes, manuals, formulas, computer systems and/or software, and any research or development of the Company or any supplier or customer of the Company;

                                           (c) Information relating to business plans, sales or marketing methods, methods of doing business, distributor or independent representative lists or information, customer lists, customer usages and/or requirements, and supplier or customer information of the Company or any supplier or customer of the Company;

                                           (d) Information relating to work product in general; and

                                           (e) Any other confidential information that either the Company or any supplier, distributor, independent representative or consultant customer of the Company may wish to protect by patent, copyright or by keeping it secret and confidential.

                                2.2.2 The Consultants recognize that the services to be performed by the Consultants are special and unique, and that by reason of their duties, they will acquire Confidential Information. The Consultants recognize that all such Confidential Information is the property of the Company. In consideration of the Company's entering into this Agreement, the Consultants agree that:

                                           (a) The Consultants shall never, during the term of engagement or thereafter, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information obtained in connection with their engagement by the Company without the prior written consent of the Company;

                                           (b) During the term of their engagement by the Company, the Consultants shall exercise all due and diligent precautions to protect the integrity of the Company's Confidential Information and, upon termination of their engagement, the Consultants shall return ail documents containing any Confidential Information and any copies thereof, in their possession or control; and

                                           (c) During the Non-Competition Period, the Consultants shall exercise all due and diligent precautions to protect any Confidential Information and shall never, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information obtained in connection with their engagement.

                                2.2.3. Upon termination or expiration of this Agreement, the Consultants shall immediately deliver to the Company all books, records, memoranda, reports, software data and documents relating to the Company's business, suppliers, customers and other assets of the Company in the possession, custody or under the control of the Consultants, whether or not such material contains Confidential Information. .

                      2.3. The Consultants and the Company acknowledge and agree that (i) the restrictions set forth in this Section 2 are reasonable in terms of scope, duration, geographic area, and otherwise, and (ii) the protections afforded to the Company, and its Affiliates, hereunder are necessary to protect their legitimate business interests.

                      2.4. For the purposes hereof, the term "Affiliate" shall mean any corporation, partnership or other firm or entity that is engaged in the Business, and (i) that owns more than 50% of the stock of the Company, or (ii) more than 50% of the ownership interests of which are owned by the Company or by stockholders of the Company, including, without limitation, Darius International Inc.

           3.        Compensation.

                      3.1. Allocation; Term. In consideration of the Consultants' covenants hereunder, the Consultants shall be entitled to payment of the consideration described in Section 3.2. The consideration shall be allocated (a) Fifty Percent (50%) as compensation for consulting services, and (b) Fifty Percent (50%) as compensation for Consultants' restrictive covenants. Unless sooner terminated pursuant to Section 1.3 or Sections 3.4 and 3.5 hereof, this Agreement shall terminate upon the later to occur of Robert's or Shelley's death, provided that the Company shall continue to make payments to the estate of the second to die of Robert or Shelley until the "Minimum Payment" (defined below) has been paid to the Consultants or their estates. The "Minimum Payment” shall be Five Hundred Forty Thousand Dollars ($540,000), as reduced (if at all) pursuant to Section 3.6 hereof.

                                3.1.1. Except for a sale, reorganization, assignment or other transaction upon which the successor company shall assume all of the Company's obligations under this Agreement, for so long as payments of the Minimum Payment are being made by the Company to the Consultants pursuant to this Agreement, the Company agrees that it will not transfer the Purchased Assets (as defined in the Acquisition Agreement), Products, and/or the Business to another company in a manner which would alter or jeopardize the Business, the Adjusted Gross Revenues and/or intended payment obligations as set forth in this Agreement or the Acquisition Agreement.

                      3.2. Consideration. Subject to Section 3.6 hereof, the consideration payable to the Consultants under this Agreement shall be payable on the fifteenth (15th) day of each month beginning March 15, 2001 (each, a "Payment Date"), as follows:

                                3.2.1. Until such time as payments to the Consultants under this Section 3.2 aggregate the Minimum Payment, Consultants shall be entitled to receive:

                                           (a) Twelve Percent (12%) of "Adjusted Gross Revenues" (defined below) for the month preceding the Payment Date, if during such month Adjusted Gross Revenues were not less than Two Hundred Fifty Thousand Dollars ($250,000); OR

                                           (b) Ten Percent (10%) of Adjusted Gross Revenues for the month preceding the Payment Date, if during such month Adjusted Gross Revenues were less than Two Hundred Fifty Thousand Dollars ($250,000).

                                3.2.2. For all Payment Dates after payments to the Consultants under this Section 3.2 aggregate the Minimum Payment, Consultants shall be entitled to receive Five Percent (5%) of Adjusted Gross Revenues for the month preceding the Payment Date.

                      3.3. Adjusted Gross Revenues. For the purposes hereof, "Adjusted Gross Revenues" shall mean the Company's revenues (determined in accordance with generally accepted accounting principles of the United States) attributable to sales of the Products, adjusted for returns, allowances and discounts. "Products" means those nutrition, dietary supplements and related products (the "Products") which were purchased by the Company from the Sellers and are listed on Exhibit A to the Acquisition Agreement, together with any additional products purchased by the Company from Sellers and/or Consultants pursuant to Section 1.09 of the Acquisition Agreement. Consultants shall have the rights to (i) request and receive periodic reports of Adjusted Gross Revenues from the Company, and (ii) at Consultants' expense, to audit (no less frequently than annually) the Company's books and records relating to the Business, in each case to verify the Company's calculation of Adjusted Gross Revenues and payment of the consideration hereunder.

                      3.4. Decline in Adjusted Gross Revenues. With respect to any year beginning))n or after January 1, 2003, in the event that Adjusted Gross Revenues are less than Three Milli0rt/F1ve Hundred Thousand Dollars ($3,500,000), or the Company ceases sales of the Products, the Company may elect either (a) with respect to each such year (a "Payment Year'), continue to pay the Consultants Five Percent (5%) of Adjusted Gross Revenues in the manner set forth above, provided that if, after all payments with respect to such Payment Year have been made, the Consultants have not received an aggregate of One Hundred Seventy Five Thousand Dollars ($175,000) in payments, the Company shall pay the Consultants the amount of such shortfall not later than January 31 of the following year, or (b) to terminate this Agreement, in which case the provisions of Section 3.5 shall apply.

                      3.5. Termination. In the event the Company elects to terminate this Agreement in accordance with Section 3.4, (a) the Company shall grant to the Consultants anon-exclusive, non-assignable license to market the Products, either personally or through the Sellers, under a private label (but without any rights to the "Trademarks" referenced in the Acquisition Agreement), (b) if the Company has terminated this Agreement prior to the payment of the Minimum Payment, the Company shall forfeit and terminate the license set forth in Section 1.11 of the Acquisition Agreement, and shall be required to discontinue use of the ingredients and formulas, and (c) the Sellers' restrictive covenants in Section 6.03 of the Acquisition Agreement, and the Consultants' restrictive covenants contained herein and in a Non-Competition Agreement of even date herewith, shall, if not already expired, terminate,

                      3.6. Reduction of Compensation. The compensation payable to the Consultants hereunder shall be Subject to reduction as provided in Section 6 of this Agreement and in Section 6.01(d) of the Acquisition Agreement.

                      3.7. Guaranty. The Company's obligation to make payments to the Consultants has been guaranteed by Darius International Inc. pursuant to the Guaranty Agreement executed simultaneously herewith.

                      3.8. Reimbursement of Expenses. The Company shall reimburse the Consultants for all expenses incurred in connection with their duties on behalf of the Company and pre-approved by the Company, provided that such expenses shall, in all cases, be subject to the Company's policies in effect from time to time, and the Consultants shall keep, and present to the Company, records and receipts relating to reimbursable expenses incurred by them. Such records and receipts shall be maintained and presented in a format, and with such regularity, as the Company reasonably may require in order to substantiate the Company's right to claim income tax deductions for such expenses.

           4.        Prior Restriction.  The Consultants represent and covenant to the Company that (a) the Consultants are able in all respects to execute and perform this Agreement, and the execution and performance hereof does not constitute a breach or default under any other agreement, contract or arrangement which is binding upon the Consultants; (b) the Consultants are entering into this Agreement in good faith, are free to execute this Agreement and to enter into the engagement pursuant to the provisions hereof; (c) the Consultants are not presently engaged and shall not during the term of this Agreement be engaged in any enterprise and are not receiving income or royalties from any company engaged in the Business; and (d) the Consultants shall disclose the existence and terms of the restrictive covenants set forth in this Agreement to any employer or entity that the Consultants may work for during the term of this Agreement or after the termination of the Consultants' engagement with the Company.

           5.        Assignment. This Agreement is personal to the Consultants and may not be assigned in any way by them except as may be agreed to in writing by the Company. If at any time during the term of this Agreement, the Company shall merge or consolidate with, or sell substantially all of its assets to another corporation or entity, or shall become a controlled subsidiary of a corporation (i.e. eighty per cent or more of the outstanding common shares of stock of the Company has been acquired by such other corporation), then the Consultants shall render the services provided for under this Agreement to such other corporation or entity, provided that such other corporation or entity shall assume this Agreement and shall perform all the terms and conditions hereof on the part of the Company. In such event, the Consultants' rights hereunder shall remain unimpaired and their obligations shall continue in favor of such other corporation or entity. Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors and permitted assigns of the Consultants, and upon the successors and assigns of the Company.

           6.           Default.

                      6.1. In the event either of the Consultants commits any material violation of the provisions of this Agreement, then, in addition to any other remedies which the Company might have at law or in equity, the Company shall have the right to set-off any actual and reasonable damages incurred by it against any payments otherwise due hereunder. Nothing contained herein shall preclude the Company from seeking damages or injunctive relief against the Consultants as provided in Section 6.2.

                      6.2 In the event either of the Consultants commits any material violation of the provisions of Section 2 of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel the Consultants to comply with, or restrain the Consultants from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare the Consultants in default hereunder and to terminate any further payments hereunder.

           7.         Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If any restriction set forth in Section 2 is held by a court of competent jurisdiction to be unenforceable with respect to one or more geographic areas, lines of business and/or months of duration, then Consultants agree, and hereby submit, to the reduction and limitation of such restriction to the minimal extent necessary so that the provisions of Section 2 shall be enforceable. If any other provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never apart hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance.

           8.        Notices. Any notices required by this Agreement shall (i) be made in writing and mailed by certified mail, return receipt requested, with adequate postage prepaid, (ii) be deemed given when so mailed, (iii) be deemed to be received by the addressee within ten (10) days after given or when the certified mail receipt for such mail is executed, whichever is earlier, and (iv) in the case of the Company, be mailed to its principal office, or in the case of the Consultants, be mailed to the last address that the Consultants have given to the Company.

           9.         WAIVER OF JURY TRIAL. THE PARTIES HEREBY VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

           10.      Miscellaneous.

                      10.1. This Agreement may not be amended except by a written instrument signed and delivered by the parties hereto.

                      10.2. This Agreement, together with the Acquisition Agreement, constitute the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

                      10.3. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

                      10.4. The Company's Affiliates are intended to be third-party beneficiaries of this Agreement, whether or not parties hereto, and each of them shall have the right to enforce this Agreement against the Consultants, whether or not the Company joins in such action.

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           IN WITNESS WHEREOF, the parties have executed, under seal, this Consulting and Non-Competition Agreement as of the day and year first above written.

Robert O. Young

Shelley R. Young

DARIUS MARKETING. INC.

By:
Ronald R. Howell, President